Exhibit 10.34

SVM CONFIDENTIAL

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”), dated for reference purposes, October 9, 2012, is made and entered into by you, Thomas G. Brackett, on behalf of yourself, your heirs, executors, administrators, successors and assigns (collectively referred to as “you” or “Executive”) and The ServiceMaster Company, on behalf of itself, its divisions, subsidiaries including The Terminix International Company Limited Partnership and TruGreen, Inc., parents, affiliates, related companies, predecessors, successors, assigns, and their respective officers, directors, employees, insurers, stockholders, and agents (collectively referred to as “Company” or “ServiceMaster”).  In consideration of the mutual covenants in this Agreement, the parties hereby agree as follows:

1.         Confidentiality of This Agreement.  You agree that the terms of this Agreement are to remain confidential and you will not disclose the terms of this Agreement to anyone other than your spouse, domestic partner, tax advisor, or attorney, or as required by law.  You agree that you will request that persons to whom disclosure is made as permitted by this paragraph keep any such information confidential and not disclose it to others.  Upon inquiry by any other person, you will state that all matters between you and ServiceMaster have been resolved and will make no further comment.  Notwithstanding this confidentiality provision, you may disclose to any prospective employer the fact that you are subject to obligations of confidentiality, non-competition and non-solicitation and you may describe to such prospective employers the nature and extent of such obligations.

2.         Separation from Employment. Your employment with ServiceMaster will end effective October 15, 2012 (“Separation Date”).

3.         Your Severance Benefits.

a.              In exchange for your promises as set forth in this Agreement and subject to your compliance with the terms and conditions hereof, ServiceMaster agrees to pay you severance pay and other consideration consisting of the following four (4) elements (collectively, “Severance Pay”):

i.              A series of cash payments in the total gross amount of $1,051,16700, less applicable payroll withholdings and other deductions, in twenty-four (24) monthly installments, per the below schedule:

Installment	Payment Date		Amount
1	October 31, 2012	(1)	$43,798
	October 31, 2012		*
2	November 30, 2012		$43,798
3	December 31, 2012		$43,798
4	January 31, 2013		$43,798
5	February 28, 2013		$43,798
6	March 31, 2013		$43,798
7	April 30, 2013		$43,798
8	May 31, 2013		$43,798
9	June 30, 2013		$43,798
10	July 31, 2013		$43,798
11	August 31, 2013		$43,798
12	September 30, 2013		$43,798
13	October 31, 2013		$43,798
14	November 30, 2013		$43,798
15	December 31, 2013		$43,798
16	January 31, 2014		$43,798
17	February 28, 2014		$43,798
18	March 31, 2014		$43,798
19	April 30, 2014		$43,798
20	May 31, 2014		$43,798
21	June 30, 2014		$43,798
22	July 31, 2014		$43,798
23	August 31, 2014		$43,798
24	September 30, 2014		$43,813

(1)  Or, such later date that is the end of the next pay period after this Agreement becomes irrevocable by you.

* Payment of $7,950 for health care in iii., below

ii.           The period of time for you to exercise your vested stock options is extended from three (3) months to twenty-four (24) months from the Separation date as set forth in Paragraph 4(h) below;

iii.        A lump sum cash payment of $7,950 less applicable payroll withholdings and other deductions, which can be used for health care insurance at your discretion, to be paid out on October 31, 2012; and

iv.       You will be provided executive level outplacement services for a period of twelve (12) months commencing immediately on the date you execute and deliver this Agreement.

The Severance Pay in Paragraph 3(a)(i)-3(a)(iv) represents all of the money you will be paid and other consideration that will be provided to you and you will not be paid any other sums, will not receive any other benefits or consideration and have not been granted any other rights or variances to plans or programs, except as expressly specified in this Agreement.

b.              All payments and other benefits under this Agreement are subject to you executing this Agreement and not revoking this Agreement, subject to the requirements in Paragraph 23, below.

c.               Severance Pay is provided in recognition of your obligations as set forth herein, including your agreement to maintain confidentiality, non-competition, and to not disparage nor solicit as more fully stated in Paragraphs 6, 7, 8 & 13 below.

d.              In addition to any other remedies which may be available at law, the Company may suspend, cancel and/or seek the refund of the Severance Pay, or any portion thereof, in its sole discretion and judgment, upon any violation of any of your representations, warranties, covenants and/or agreements in this Agreement.

e.               No payment may be made early, deferred or accelerated.

4.         Other Benefits.  Upon separation of employment, you may be eligible for payout or benefits under the following policies, compensation plans and benefit plans, even if you do not sign this Agreement:

a.              Group Health Insurance.  If you participate in or are eligible to participate in the ServiceMaster Health and Welfare Benefit Plan, your eligibility to participate will end on your last day of employment. You will become eligible for continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) on the first day following the last day of employment.

b.              Accrued unpaid wages.  You will be paid any accrued unpaid wages through the last day of employment, in your final paycheck or in accordance with state law.

c.               Vacation.  On the next regularly scheduled payday after the last day of employment, you will be paid for any unused, earned vacation days.

d.              PSRP.  If you participate in or are eligible to participate in the ServiceMaster Profit Sharing and Retirement Plan (“PSRP”), your eligibility to participate will end on your last day of employment.  Any Company match credited to your account will follow the PSRP’s vesting schedules.  Any amounts to be paid, distributed, rolled over, or held under the PSRP will be paid, distributed, rolled over, or held in accordance with the terms of the PSRP and applicable rules and regulations.

e.               Deferred Compensation Plan.  If you participate in or are eligible to participate in the ServiceMaster Deferred Compensation Plan (“DCP”), your participation and your eligibility to participate in the DCP will end on the last day of employment.  Any amounts to be paid, distributed or held under the terms of the DCP will be paid, distributed or held in accordance with the terms of the DCP and applicable rules and regulations.

f.                ABP.  You will not be eligible for a payout from ServiceMaster’s Annual Bonus Plan (“ABP”) for the current year of 2012 as you will not be employed by the Company on the relevant date under the ABP.  You will not be eligible to participate in the ABP for 2013 or any subsequent ABP.

g.               Additional Discretionary Bonuses.  As reflected in a letter, dated December 11, 2011, you were eligible to receive a discretionary bonus of up to $100,000 for each of years 2012 and 2013.  Those bonuses are cancelled and you will not receive any additional discretionary bonus for either 2012 or 2013.

h.              MSIP.  You have participated in the Amended and Restated ServiceMaster Global Holdings, Inc. Stock Incentive Plan, as amended as of February 16, 2011 (“MSIP”), and acknowledge the following (capitalized terms used in this Paragraph 4(h) and not otherwise defined will have the meanings assigned thereto in the MSIP):

i.              Shares acquired through cash purchase or the settlement of Restricted Stock Units (“RSUs”) or Deferred Share Units (“DSUs”) will be subject to repurchase at the option of ServiceMaster Global Holdings, Inc. (“Global Holdings”) and/or the CD&R Investors pursuant to the terms of the MSIP, the agreement governing your RSUs and DSUs, and any Subscription Agreements to which you and Global Holdings are or become party.  You currently own 72,470 Shares, all of which are vested; 9,404 DSUs, all of which are vested; 21,666 un-vested RSUs, which are scheduled to vest on 9/24/2013 and which are cancelled; and 20,000 un-vested Performance-Based RSUs, which are scheduled to vest 12/31/12 & 12/31/2013 and which are cancelled.

ii.           You hold 425,000 Options, all of which are vested.  Notwithstanding any earlier expiration date in the Option Agreement and subject to your compliance with the terms and conditions of this Agreement, these Options may be exercised for a period of twenty-four (24) months following the Separation Date pursuant to the terms of the MSIP and your Option Agreement as amended by this Paragraph.  Any unexercised Options will terminate twenty-four (24) months after the Separation Date.  Any Shares you acquire upon exercise of your Options will be subject to optional repurchase at the election of Global Holdings or the CD&R Investors as provided in sub-paragraph (i) above, and you agree that any expiration date that would be applicable to the repurchase right in the absence of the modification contained in this sub-paragraph will be deferred so as to permit such repurchases to occur.

This Paragraph is not intended to amend or change the terms of the MSIP or any Subscription Agreement, Option Agreement, or agreement governing RSUs or DSUs to which you and Global Holdings are parties, except for the Option exercise period as provided in sub-paragraph (ii) above and related repurchase of Shares acquired upon exercise of the Options.

5.         Release and Waiver of Claims.

a.              Release:  In exchange for the consideration provided to you in this Agreement, you agree to waive and release and forever discharge the Company and its respective parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns and their respective past and present directors, managers, officers, stockholders, partners, agents, employees, insurers, attorneys, servants, and each of them, separately and collectively (collectively, “Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that you ever had and now have against any Releasee including, but not limited to, claims and causes of action arising out of or in any way related to your employment with or separation from the Company, to any services performed for the Company, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by the Company, all to the extent allowed by applicable law.  This includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys’ fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act (“WARN”), or equivalent state WARN act, the Employee Retirement Income Security Act (“ERISA”), and the Sarbanes-Oxley Act of 2002.  You understand that this Agreement includes a release of all known and unknown claims through the Effective Date (as defined in Paragraph 24) of this Agreement.

b.              Limitation of Release:  Nothing in this Agreement will prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission (“EEOC”) or an equivalent state civil rights agency, but you agree and understand that you are waiving your right to monetary compensation thereby if any such agency elects to pursue a claim on your behalf.  Further, nothing in this Agreement shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits or any claims that may arise after the Effective Date of this Agreement.

c.               Representations: You represent that you have been provided all benefits due under the Family and Medical Leave Act and that you have received all wages due, including overtime pay, premium pay, vacation pay, bonus pay, commissions, or other compensation, and that you have received all appropriate meals and rest breaks to which you were entitled, in compliance with the Fair Labor Standards Act and applicable state and local law, that you have no known workplace injuries or occupational diseases, and that you have not made any report of or opposed any fraud or other wrongdoing at the Company and that you have not been retaliated against for reporting or opposing any alleged fraud or other wrongdoing at the Company.

6.         Confidential Information.  You acknowledge and agree that your employment with ServiceMaster created a relationship of confidence and trust between you and ServiceMaster with respect to all Confidential Information.  You represent, warrant and agree that (a) you have not used or disclosed any Confidential Information other than as necessary in the ordinary course of performing your duties as a ServiceMaster employee for the benefit of ServiceMaster, and (b) you will keep in confidence and trust all Confidential Information known to you, and will not use or disclose such Confidential Information without the prior written consent of ServiceMaster.  Nothing in this Agreement is intended to or shall preclude you from providing truthful testimony or providing truthful information in response to a valid subpoena, court order or request of any federal, state or local regulatory, quasi-regulatory or self-governing authority, provided, to the extent permitted by law, you have provided to ServiceMaster as much advance notice as practicable of any such compelled disclosure.  As used in this Agreement, “Confidential Information” means information belonging to ServiceMaster, which is of value to ServiceMaster and which is not publicly known.  Examples of Confidential Information are, without limitation, financial information, reports, and forecasts; trade secrets, know-how and other intellectual property; software; market or sales information or business and strategic plans; customer lists and information; and business plans, prospects, opportunities, and possible acquisitions or dispositions of businesses or facilities that have been discussed or considered by the management of ServiceMaster.  Confidential Information includes information you developed in the course of your employment with ServiceMaster, as well as other information to which you may have had access in connection with your employment.  Confidential Information also includes the confidential information of others with whom ServiceMaster has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless such information entered the public domain due to a breach of your obligations of this Agreement or otherwise.

7.         Confidentiality, Non-Solicitation/Non-Interference.  Following the separation of your employment with ServiceMaster, you will not disclose or use any ServiceMaster Confidential Information on behalf of yourself or others.  Also, for a period of twenty-four (24) months from the Separation Date, you shall not directly or indirectly solicit, contact in any manner or sell any service or product to any customer or prospective customer of ServiceMaster with whom you had actual contact while employed by ServiceMaster.  Also, for a period of twenty-four (24) months following the Separation Date, you shall not directly or indirectly (a) induce or encourage any ServiceMaster employee to leave his/her position or to seek employment or association with any person or entity other than ServiceMaster, and/or (b) interfere with ServiceMaster’s relations with its employees or with any of its subcontractors, vendors or business partners. This paragraph does not affect other written agreements between you and ServiceMaster, and it does not supersede any other confidentiality agreement(s) that you have entered into with ServiceMaster.

8.         Covenant Not To Compete.  You agree that by executing this Agreement and accepting the Severance Pay, you will not compete with ServiceMaster or any of its businesses, directly or indirectly, for a period of twenty-four (24) months from the Separation Date, within any geographic area wherein the Company or any of its businesses produce, sell or market its good and/or services (including, without limitation, residential and commercial termite and pest control, janitorial and disaster recovery services, lawncare services, maid services, home inspection services, furniture restoration services and any other business activity, service and/or product provided by Terminix or TruGreen on or before the Separation Date), including, without limitation, by (a) undertaking employment in any capacity, whether as an employee, officer, director, partner, manager, consultant, agent, (b)  owning any equity interest (other than a minority shareholder or other equity interest of not more than 2% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter market), and/or (c) advising, managing, rendering or performing services.

This Agreement is in addition to and does not supersede The ServiceMaster Company 2007 Long-Term Incentive Plan Participation Unit Award Agreement, dated April 2, 2007.  Failure to abide by this Agreement or other such agreements with the Company will give the Company (in addition to any other remedies which may be available to the Company) the right, exercised in its sole and absolute discretion, to (a) suspend or cancel the payments specified in Paragraph 3(a) above, (b) obtain a refund for any such payments already made and/or (c)

revoke the extension of the time period provided herein for you to exercise your vested stock options (collectively, “Company Rights”). You understand and recognize that, as a result of your executive role with ServiceMaster, you had contact with, and developed and furthered relationships with, customers and/or prospective customers, and had access to secret, proprietary and confidential information regarding ServiceMaster and its businesses, including Confidential Information (as defined above), and therefore understand and agree that (a) both the nature of this covenant and the scope of this covenant, as well as the covenants in Paragraphs 6, 7 and 13 of this Agreement, are reasonable and necessary for the protection of ServiceMaster, including its secret, proprietary and confidential information, goodwill and customer relationships and (b) that ServiceMaster will be irreparably harmed by any breach of Paragraphs 6, 7 and 13, entitling it to seek injunctive and other equitable relief.

9.         Code of Ethics and Business Conduct.  You previously have been provided or have access through the Company intranet site to the Company Code of Ethics and Business Conduct (the “Code”).  The discovery of any failure by you to abide by the Code not already known to the Chief Executive Officer of the Company or the Chairman of the Global Holdings Board of Directors as of October 11, 2012, whenever discovered, shall entitle the Company to exercise any and all of its Company Rights, including suspend and recoup any payments paid or due under this Agreement and any other agreements between the parties.  Further, you acknowledge that you are not aware of any material breach of law or regulation by the Company or its subsidiaries that has not been reported to the Audit Committee, Chief Executive Officer or Chief Ethics Officer of the Company.

10.      Return of ServiceMaster Property.  Not later than October 11, 2012, you agree to return, or hereby represent that you have returned as of such date (if you have not signed this Agreement by such date), to ServiceMaster all ServiceMaster property, equipment and materials, including, but not limited to, any company vehicle, any laptop computer and peripherals; any cell phone or other portable computing device; any telephone calling cards; keys; ServiceMaster identification card; any credit or fuel cards; and all tangible written or graphic materials (and all copies) relating in any way to ServiceMaster or its business, including, without limitations, documents, manuals, customer lists and reports, as well as all data contained on computer files, “thumb” drives, “cloud” services, or other data storage device, or home or personal computers and/or e-mail or internet accounts.

11.      Transition.  You agree that you will assist ServiceMaster in the professional transition of work in progress, business plans, strategies and duties, files and pertinent information up to the Separation Date.

12.      Assistance.  You agree that, subject to reimbursement by ServiceMaster of reasonable costs and expenses, you will cooperate fully with ServiceMaster and its counsel with respect to any matter (including, but not limited to litigation, investigation or government proceeding) which relates to matters with which you were involved during your employment with ServiceMaster. You further agree to notify ServiceMaster’s General Counsel immediately upon your being asked to assist or supply information to any person or entity regarding any civil claim or possible claim against any member of ServiceMaster, and also to give such notice in the event you do in fact assist or supply information to any such person or entity.

13.      Non-Disparagement.  You agree that you will refrain from taking actions or making statements, written or oral, which criticize, disparage or defame the business, goodwill or reputation of ServiceMaster (including its products and services), its directors, officers, executives, stockholders, subsidiaries, parent entities, and/or employees or making statements which could adversely affect the morale of other employees.  You agree to direct any prospective employers seeking to verify employment data to The Work Number (1-800-996-7566 or www.theworknumber.com), an automated service operated by TALX Corporation.

14.      Assignment.  You agree that the rights and benefits provided to you under this Agreement are personal to you and no such right or benefit will be subject to alienation, assignment or transfer except as required by law; provided, however, that nothing in this paragraph will preclude you from designating a beneficiary or beneficiaries to receive any benefit payable on your death.

15.      No Admission.  You and ServiceMaster acknowledge that this Agreement does not constitute an admission by ServiceMaster of any liability or wrongdoing whatsoever.

16.      Severability.  You and ServiceMaster agree that to the extent that any portion of this Agreement may be held to be invalid or legally unenforceable, the remaining portions will not be affected and will be given full force and effect.

17.      Arbitration.  Any dispute or controversy between you and ServiceMaster, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be subject to the ServiceMaster We Listen Dispute Resolution Plan in effect on the Effective Date of this Agreement, which provides the mandatory and exclusive remedy and procedure for disputes between you and ServiceMaster.  Notwithstanding the foregoing, you agree that ServiceMaster may seek a temporary restraining order and/or preliminary injunction in any court of competent jurisdiction, without the posting of a bond, in order to preserve the status quo or to enforce the covenants in Paragraphs 6, 7, 8 &13, above.  You agree that venue shall be proper in Shelby County, Tennessee.

18.      No Waiver by Selective Enforcement.  The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, will in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

19.      Notices.  All notices required hereunder will be in writing and will be deemed given upon receipt if delivered personally (receipt of which is confirmed) or by courier service promising overnight delivery (with delivery confirmed the next day) or three (3) business days after deposit in the U.S. Mail, certified with return receipt requested.  All notices will be addressed as follows:

If to you: Thomas G. Brackett XXXXXXXXXXX XXXXXXXXXXX	If to ServiceMaster: The ServiceMaster Company 860 Ridge Lake Boulevard Memphis, TN 38120
	Attn:	VP and Associate General Counsel,
Labor and Employment

Or to such other address as either party will have furnished to the other in writing.

20.      Governing Law; Validity.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Tennessee without regard to the principle of conflicts of laws.

21.      Income Taxation.  You understand that the Company has not provided any advice regarding the tax liability resulting from this Agreement and you shall not rely upon any representations or policies of the Company related to taxation. You are advised to seek the advice of your own personal tax advisor or counsel as to the taxability of the Severance Pay.  ServiceMaster specifically disclaims that it has responsibility for the proper calculation or payment of any taxes which may be due other than for standard statutory withholding.  For purposes of Paragraph 2, the termination of employment and correlative phrases, mean a “separation from service” as defined in Treasury Regulation section 1.409A-1(h), other than a termination upon your death.  The payments pursuant to this Agreement are intended to be exempt from Section 409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation section 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation section 1.409A-1(b)(4).  If you are subject to section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), you shall be solely responsible for any such taxes which would result in the imposition of additional tax under Section 409A. All separation benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.  For these purposes, each installment payment and benefit payable under this Agreement is hereby designated as a separate payment and will not collectively be treated as a single payment.

22.      Entire Agreement.  You and ServiceMaster agree that this Agreement constitutes the complete understanding between you and ServiceMaster regarding the matters herein and that no other promises or agreements, express or implied, will be binding between you and ServiceMaster unless signed in writing by you and ServiceMaster.  This Agreement fully supersedes and replaces any and all prior agreements or understandings, if any, between you and ServiceMaster on any matter that is addressed in this Agreement except as stated herein.

23.      Acknowledgements.  You further agree that:

•                                       You have read this Agreement and understands all of its terms;

•                                       If you are 40 years of age or older, you understand that this Agreement includes a waiver of claims of age discrimination under the Age Discrimination in Employment Act;

•                                       You are entering into this Agreement knowingly, voluntarily and with full knowledge of its significance;

•                                       You have been advised and are again hereby advised to consult an attorney of your choice regarding this Agreement;

•                                       TIME TO CONSIDER:  You are being given a period of time to consider this Agreement (the “Review Period”):

•                  You acknowledge that you have been offered at least twenty-one (21) days to consider this Agreement;

•                                       TIME TO RETURN:  If your executed Agreement is not returned within seven (7) days from the end of the Review Period, the Agreement and any promises offered on behalf of the Company contained therein will be null and void;

•                                       TIME TO REVOKE:  You will have seven (7) calendar days from the date of return to revoke the Agreement.  If you want to revoke this Agreement, you must deliver a written revocation to The ServiceMaster Company, 860 Ridge Lake Blvd., Memphis, TN 38120 Attn: Jed Norden, Senior Vice President, Human Resources, within seven (7) days after execution of the Agreement; and

•                                       The promises contained in this Agreement are consideration for your signing this Agreement and represent monetary payments that you are not otherwise entitled to receive from Company.

24.      Effective Date.  This Agreement becomes effective on the 8th day after you sign, provided you do not revoke the Agreement as provided above (the “Effective Date”).

HAVING ELECTED TO SIGN THIS SEVERANCE AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SEVERANCE PAY IN PARAGRAPH 3 ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION AND AFTER BEING ADVISED TO SEEK ASSISTANCE OF LEGAL COUNSEL, ENTERS INTO THIS AGREEMENT.

SIGNED:

/s/ Thomas G. Brackett		/s/ Jed Norden
Thomas G. Brackett		Jed Norden

Senior Vice President, Human Resources The ServiceMaster Company

Date:	10-19-12	Date:	10-23-12